JPMORGAN CHASE BANK, N.A.

J.P. MORGAN SECURITIES INC.

270 Park Avenue

New York, New York 10017

CONFIDENTIAL

June 21, 2007

Symmetry Holdings Inc.

28 West 44th Street

New York, NY 10036

Attention of:	Corrado de Gasperis

Chief Executive Officer

Project Lone Star

US$175,000,000 Senior Secured Credit Facility

US$325,000,000 Senior Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB” or the “Initial Lender”) and J.P. Morgan Securities Inc. (“JPMorgan” or the “Arranger”; the Arranger and the Initial Lender are collectively referred to as “us”, “we” or the “Commitment Parties”) that Symmetry (“Symmetry” or “you”), intends to acquire Novamerican Steel Inc., a Canadian corporation (“Novamerican”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A. Capitalized terms used but not defined herein have the meanings assigned to them in such Exhibit A and in the other Term Sheets (as defined below).

In connection with the Transactions, the Initial Lender is pleased to advise you of its commitment to provide the entire aggregate principal amount of the Overdraft Facility, the Senior Secured Facility and the Bridge Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the exhibits hereto (such exhibits, collectively, the “Term Sheets”).

You hereby appoint JPMorgan to act, and JPMorgan agrees to act, as sole lead arranger and sole bookrunner for the Facilities, on the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets. You hereby appoint JPMCB to act, and JPMCB agrees to act, as the sole administrative and collateral agent, as applicable, for each Facility, and JPMCB will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. It is understood and agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-

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managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by the Term Sheets or the Fee Letters referred to below) will be paid in connection with the Facilities unless you and we shall so agree. It is expected that Canadian Imperial Bank of Commerce (“CIBC”) will provide one-third of the commitments under the Bridge Facility and that CIBC and The CIT Group will, through a joint venture (“CIBC/CIT”), provide 49% of the commitments under the Senior Secured Facility and that in connection therewith CIBC will be appointed joint lead arranger and joint bookrunner in respect of the Facilities and CIBC/CIT will be appointed syndication agent in respect of the Senior Secured Facility (in each case, with JPMorgan given “left placement” in all documentation and other materials relating to the Facilities, including for marketing and any other purposes, and having responsibilities customarily associated with such placement).

The Initial Lender reserves the right, prior to or after the execution of definitive documentation for the Facilities (the “Facilities Documentation”), to syndicate all or a portion of its commitments hereunder to one or more financial institutions that will become parties to the Facilities Documentation pursuant to syndications to be managed by the Arranger in consultation with you (the financial institutions becoming parties to the Facilities Documentation, including the Initial Lender, being collectively referred to as the “Lenders”). You understand that each of the Facilities will be separately syndicated and that upon the acceptance of the commitment of any Lender to provide a portion of the Facilities, the Initial Lender will be released from a portion of its commitment in an amount equal to the commitment of such Lender.

The Arranger will manage, in consultation with you, all aspects of the syndication, including, without limitation, selection of Lenders to be approached, determination of when the Arranger will approach prospective Lenders and the time of acceptance of the Lenders’ commitments, any naming rights, the final allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You understand that the Arranger may decide to commence syndication efforts for the Facilities promptly after the date the Transactions are first publicly announced. You agree to use commercially reasonable efforts to assist the Arranger in completing syndications reasonably satisfactory to the Arranger. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships and the existing banking relationships of Novamerican and its subsidiaries, (b) direct contact between your senior management, representatives and advisors, on the one hand, and the prospective Lenders, on the other hand (and your using commercially reasonable efforts to ensure such contact between the senior management, representatives and advisors of Novamerican, on the one hand, and the prospective Lenders, on the other hand), (c) as set forth in the next paragraph, your commercially reasonable assistance (including the use of commercially reasonable efforts to cause Novamerican and its representatives and advisors to assist) in the preparation of materials to be used in connection with the syndication (collectively with the Term Sheets, the “Information Materials”), (d) the hosting, with the Arranger, of one or more conference calls with or meetings of prospective Lenders at times and locations mutually agreed upon, (e) your ensuring that, prior to and during the syndication of the Facilities (but in no event for more than 180 days after the Closing Date), there shall be no competing offering, placement or arrangement of any debt securities or any bank financing by or on behalf of you, Novamerican or your or its subsidiaries(other than the Senior Notes) and (f) your using commercially reasonable efforts so

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that each of S&P and Moody’s have issued a corporate credit rating with respect to Symmetry after giving effect to the Transactions.

To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide to the Commitment Parties (and to use commercially reasonable efforts to cause Novamerican to provide to the Commitment Parties) all information with respect to you, Novamerican, your and its subsidiaries and the Transactions, including, without limitation, a business plan in form and substance reasonably satisfactory to the Initial Lender and all such financial information and projections (the “Projections”) as the Arranger may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. You will reasonably assist (and will use commercially reasonable efforts to cause Novamerican and its representatives and advisors to assist) the Arranger in preparing the Information Materials, including a Confidential Information Memorandum, for distribution to prospective Lenders. If requested, you also will reasonably assist (and will use commercially reasonable efforts to cause Novamerican and its representatives and advisors to assist) the Arranger in preparing an additional version of the Information Materials (the “Public Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public Siders”) who do not wish to receive material non-public information (within the meaning of United States Federal securities laws) with respect to Symmetry, Novamerican and any of their securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to Symmetry or Novamerican. You agree to execute and deliver to the Arranger, before distribution of any Information Materials, (i) a letter in which you and Novamerican authorize distribution of any Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private Siders”) and (ii) a separate letter in which you and Novamerican authorize distribution of the Public Side Version to Public Siders and represent that no MNPI is contained therein.

You agree that the following documents may be distributed to both Private Siders and Public Siders, unless you advise the Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Arranger for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) notification of changes in the Facilities’ terms and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. Further, you hereby authorize the Arranger to distribute drafts of the Facilities Documentation to Public Siders and Private Siders (and we will provide such documents to you a reasonable time prior to the intended distribution thereof), provided that if you advise the Arranger that any of the foregoing should only be distributed to Private Siders, then Public Siders will not receive distributions of such materials without further discussion with you.

The commitments hereunder and the Arranger’s agreements to perform the services described herein are subject to the condition, and you hereby represent and covenant, that (a) to your knowledge, all information (other than general economic information and the Projections) concerning Symmetry, Novamerican, their subsidiaries and the transactions contemplated hereby (the “Information”) that has been or will be made available to any Commitment Party by or on behalf of you, Novamerican, any of your or their subsidiaries or any of your or their representatives or affiliates in connection with the transactions contemplated

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hereby (after taking into account all written updates delivered to the Arranger or the Initial Lender), when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by or on behalf of you, Novamerican, any of your or its subsidiaries or any of your or its representatives or affiliates in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time so made available (it being understood that the Projections are and will be subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that the Projections will be realized). You agree that if, at any time from and including the date hereof until the initial funding under the Senior Secured Facility (the date of such funding, the “Closing Date”), any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and Projections so that such representations will be correct under those circumstances. In arranging the Facilities, including the syndications of the Facilities, each of the Commitment Parties will use and rely primarily on the Information and the Projections without independent verification thereof.

Without limiting your obligations to assist with syndication or ratings efforts as set forth herein, we agree that completion of such syndication and the obtaining of related ratings is not a condition to our commitments hereunder; provided in each case that you have not breached your obligations to assist with syndication or ratings efforts hereunder.

As consideration for the Initial Lender’s commitments hereunder and the Arranger’s agreements to structure, arrange and syndicate the Facilities, you agree to pay (or to cause to be paid) to the applicable Commitment Party the nonrefundable fees as set forth in the Term Sheets, in the Arranger Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Arranger Fee Letter”) and in the Administrative Agent Fee Letter dated the date hereof and delivered herewith with respect to the Senior Secured Facility (the “Administrative Agent Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”).

The Initial Lender’s commitments hereunder and the Arranger’s agreements to perform the services described herein are subject to (a) the information provided to it prior to the date hereof regarding the Acquisition and the business, operations, assets, or financial condition of Symmetry, Novamerican and their respective subsidiaries not containing any untrue statement of a material fact or omitting any material fact necessary to make such information not materially misleading in light of the circumstances in which it was made available, (b) there not having occurred any “Material Adverse Change” (as defined in the Arrangement Agreement) since November 25, 2006, in respect of Novamerican and its subsidiaries, (c) our reasonable satisfaction that the structure of the Transactions and the capitalization, structure and equity ownership of Symmetry and its subsidiaries after giving effect to the Transactions is consistent with the terms set forth in this Commitment Letter and in the Arrangement Agreement, (d) the negotiation, execution and delivery of definitive documentation with respect to the Facilities prepared by our counsel and reasonably satisfactory to us and to you and consistent with this

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Commitment Letter and the Term Sheets and other exhibits attached hereto, and (e) the other conditions set forth herein and in the Term Sheets and the other exhibits hereto. The terms and conditions of the commitments hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheets. Those matters that are not covered by the provisions hereof and of the Term Sheets are subject to the written approval and agreement of us and you, each acting in good faith and in a commercially reasonable manner; provided that the conditions precedent to the initial funding are limited to the conditions precedent to the initial funding expressly set forth in this Commitment Letter and Exhibit D hereto.

You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and the officers, directors, members, employees, advisors, agents and controlling persons of each of the foregoing (collectively, the “indemnified persons”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Term Sheets, the Transactions and the other transactions contemplated hereby and thereby, the Facilities or the use of the proceeds thereof or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such indemnified person initiates such Proceeding or is a party thereto, and to reimburse each such indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final and nonappealable judgment to have resulted from its own wilful misconduct or gross negligence or the wilful misconduct or gross negligence of an indemnified person affiliated with it, and (b) to reimburse each Commitment Party from time to time for all reasonable out-of-pocket expenses (including due diligence expenses (including environmental due diligence), syndication expenses, consultant’s fees and expenses, travel expenses and reasonable fees, charges and disbursements of counsel and fees and expenses related to collateral field examinations and inventory appraisals) incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheets, the Fee Letters, the Facilities Documentation, any security arrangements in connection therewith or the administration, amendment, modification or waiver thereof; provided that you shall not be responsible for the fees or expenses of any counsel (other than counsel retained by the Arranger and the Administrative Agent) or for any appraisal, environmental or other consultant or expert due diligence costs in connection with the arrangement and syndication of the Facilities unless the retention of such counsel, appraisers, consultants or other providers shall have been approved by Symmetry (such approval not to be unreasonably withheld). Notwithstanding any other provision hereof, (a) no indemnified person shall be liable for any damages arising from the use by others of information or other materials improperly obtained through electronic, telecommunications or other information transmission systems (so long as commercially reasonable and customary efforts generally are made to safeguard access thereto), it being understood that this clause (a) is not intended to exculpate any knowing and intentional breach of any confidentiality agreement, and (b) no party hereto shall be liable for any special, indirect, consequential or punitive damages in connection with the Facilities or the transactions contemplated hereby.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services)

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to other companies in respect of which you may have conflicting interests because you do or may compete with them, are or may be engaged in business relationships with them or otherwise. Each of the Commitment Parties agrees that neither it nor its affiliates will use confidential information obtained from you in connection with the performance by it of services for other companies or furnish any such information to other companies. You also acknowledge that none of the Commitment Parties and their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by it from other companies. You acknowledge and agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, you and your subsidiaries and affiliates, on the one hand, and the Commitment Parties and their affiliates and any of the affiliates through which they may be acting, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Commitment Party or any of their affiliates, and each party hereto agrees that no such duty will be deemed to have arisen in connection with any such transactions or communications.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)), each of the Commitment Parties and each of the Lenders may be required to obtain, verify and record information that identifies you and Novamerican, which information may include your and their names and addresses and other information that will allow each of the Commitment Parties and the Lenders to identify you and Novamerican in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each of the Commitment Parties and the Lenders.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto, and any attempted assignment without such consent shall be void. This Commitment Letter is intended to be solely for the benefit of the parties hereto and, to the extent expressly set forth herein, the indemnified persons, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly set forth herein, the indemnified persons. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission (or other electronic means) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter (including the exhibits hereto) and the Fee Letters are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. The Commitment Parties may perform the duties and activities described hereunder through any of their affiliates and the provisions of the third preceding paragraph shall apply with equal force and effect to any such affiliates so performing any such duties or activities. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

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You hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of any state or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter, the Term Sheets or the Fee Letters or the performance of services hereunder or thereunder. You agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding brought in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter, the Term Sheets or the Fee Letters or the performance of services hereunder or thereunder.

This Commitment Letter is delivered to you on the understanding that you will not disclose, directly or indirectly, the Fee Letters and the contents thereof or, prior to your acceptance hereof, this Commitment Letter and the Term Sheets and the contents thereof, or the activities of the Commitment Parties pursuant hereto or thereto to any person without the prior written approval of the Arranger, except that you may disclose (a) the Commitment Letter, the Term Sheets, the Fee Letters and the contents hereof and thereof (i) on a confidential and need-to-know basis to your affiliates, officers, agents, directors, employers, attorneys, accountants and advisors who are directly involved in the consideration of this matter or (ii) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), (b) this Commitment Letter, the Term Sheets and the contents hereof and thereof (but not the Fee Letters or the contents thereof) to Novamerican and its affiliates, officers, agents, directors, employers, attorneys, accountants and advisors, in each case in connection with the Transactions and on a confidential and need-to-know basis, (c) the existence and contents of the Term Sheets to any rating agency in connection with the Transactions and (d) to the extent required by applicable law, the existence and contents of this Commitment Letter and the Term Sheets in any public filing or prospectus in connection with the Acquisition or the financing thereof, provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letters and the contents thereof) after the Facilities Documentation shall have been executed and delivered by the parties thereto.

The compensation, reimbursement, indemnification, jurisdiction and confidentiality provisions contained herein, in the Fee Letters and in the Term Sheets shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lender’s commitments hereunder, provided that your obligations under this Commitment Letter, other than those relating to confidentiality, indemnification, expense reimbursement and the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder, and you shall be released from all liability in connection therewith at such time.

Please indicate your acceptance of the terms hereof and of the Fee Letters by signing in the appropriate space below and in the Fee Letters and returning to the Arranger the enclosed duplicate originals (or facsimiles) of this Commitment Letter and the Fee Letters, in

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each case not later than 11:59 p.m., New York City time, on June 21, 2007, failing which the Initial Lender’s commitments hereunder will expire at such time. In the event that the initial borrowing under the Facilities does not occur on or before December 31, 2007, then this Commitment Letter and the commitments hereunder shall automatically terminate unless the Initial Lender shall, in its discretion, agree to an extension. Any and all obligations of, and services to be provided by, the Commitment Parties hereunder may be performed, and any and all rights of the Commitment Parties hereunder may be exercised, by or through their affiliates.

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,
by

Name:
Title:

J.P. MORGAN SECURITIES INC.,
by

Name:
Title:

Accepted and agreed as of the date first above written:
SYMMETRY HOLDINGS INC.,
by
Name:
Title:

CONFIDENTIAL	EXHIBIT A
June 21, 2007

Project Lone Star

US$175,000,000 Senior Secured Credit Facility

US$325,000,000 Senior Bridge Facility

Transactions Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (together with such Exhibits and the Annexes thereto, the “Commitment Letter”).

Symmetry Holdings Inc. (“Symmetry”), has advised JPMorgan Chase Bank, N.A. (“JPMCB” or the “Initial Lender”) and J.P. Morgan Securities Inc. (“JPMorgan” or the “Arranger”) that it intends to acquire Novamerican Steel Inc., a Canadian corporation (“Novamerican”). The Arranger and the Initial Lender are collectively referred to as the “Commitment Parties”.

In connection with the foregoing, it is intended that:

(a)          Pursuant to a Plan of Arrangement effected pursuant to the Arrangement Agreement between Symmetry, 632422 N.B. Ltd. and Novamerican made the date of the Commitment Letter and related definitive documentation (collectively, in the forms in effect and as delivered to the Arranger on the date of the Commitment Letter , the “Arrangement Agreement”) entered into by Symmetry and Novamerican, Novamerican will be acquired by Symmetry (the “Acquisition”) in accordance with the terms thereof. Following the Acquisition, (i) Lone Star Holdings I Inc., a Delaware corporation (“Novamerican Parent”) will be a direct wholly owned subsidiary of Symmetry, (ii) Lone Star Finco Inc., a Delaware corporation (“US Borrower”) will be a direct wholly owned subsidiary of Novamerican Parent and (iii) Novamerican Steel Inc., a Canadian corporation and the successor of Novamerican after giving effect to the Transactions (“Canadian Borrower” and collectively with US Borrower, the “Borrowers”) will be a direct wholly owned subsidiary of US Borrower.

(b)          Upon the consummation of the Acquisition, an affiliate of US Borrower will (i) pay to the shareholders of Novamerican cash consideration (the “Acquisition Consideration”) in an aggregate amount equal to US$585,200,000, and (ii) pay fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”).

(c)          The Borrowers will obtain a US$175,000,000 senior secured credit facility (the “Senior Secured Facility” or the “ABL Facility”), upon the terms and subject to the conditions set forth in Exhibit B to the Commitment Letter. Up to US$71,200,000 of the ABL Facility will be available to fund a portion of the Acquisition Consideration.

(d)          US Borrower will either (i) issue and sell, in a public offering or a Rule 144A or other private placement, US$325,000,000 in aggregate principal amount of its

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senior secured notes (the “Senior Notes”) on or prior to the date of the initial funding under the Senior Secured Facility (the “Closing Date”) or (ii) if and to the extent US Borrower does not issue the Senior Notes in an aggregate amount equal to US$325,000,000 on or prior to the Closing Date, borrow an amount equal to US$325,000,000 minus the aggregate principal amount of the Senior Notes issued pursuant to the immediately preceding clause (i), in the form of loans (the “Initial Loans”) from one or more lenders under a new senior secured bridge facility (the “Bridge Facility” and, together with the Senior Secured Facility, the “Facilities” and each, a “Facility”), upon the terms and subject to the conditions set forth on Exhibit C to the Commitment Letter. The Senior Notes will be secured by the same collateral security as the Bridge Facility, as described in Exhibit C to the Commitment Letter (subject, in the case of Senior Notes registered with the Securities and Exchange Commission, to limitations necessary to avoid the required delivery of separate financial statements of the entities whose securities are pledged under Rule 3-16 of Regulation S-X).

(e)          Symmetry will obtain cash proceeds of not less than US$15,000,000 from an offering of common stock and warrants of Symmetry (the “Equity Proceeds”) and will make a cash equity contribution (the “Equity Contribution”) to US Borrower in an amount not less than the greater of (i) US$113,000,000 and (ii) the sum of (A) the aggregate amount of investable cash held by Symmetry after giving effect to (1) the repayment of equity to shareholders of Symmetry who do not approve the Acquisition and request the return of their investment in Symmetry and (2) the payment of deferred underwriting discounts and commissions in the amount of US$6,000,000 (such net amount, “Investable Cash”) and (B) the Equity Proceeds.

(f)           To the extent that Investable Cash of Symmetry is greater than US$98,000,000, an amount (the “Excess Investable Cash”) equal to (i) such excess minus (ii) the Cash Deficit, if any, shall be applied to reduce the amount of the Senior Notes or, if drawn, the Bridge Facility and the amount of the permitted drawing under the ABL Facility on a 5:4 proportional basis until the Senior Notes or the Bridge Facility, as applicable, shall have been reduced by US$25,000,000 and the permitted drawing under the ABL Facility shall have been reduced by US$20,000,000. The “Cash Deficit” shall equal the lesser of (A) the Additional Equity Amount (as defined in the Arrangement Agreement), and (B) the amount by which US$80,000,000 exceeds the Cash Amount (as defined in the Arrangement Agreement); provided that the Cash Deficit shall be deemed to be zero unless the sum of the Cash Amount and the value of the Inventory (as defined in and determined pursuant to the Arrangement Agreement) is equal to or greater than US$215,000,000.

(g)          Upon the consummation of the Acquisition, (i) Novamerican will ensure that its subsidiaries have available cash on hand in an aggregate amount not less than US$80,000,000 (less the Cash Deficit, if any), of which not less than US$15,000,000 shall represent proceeds from the sale by Novamerican subsidiaries of certain aircraft and real estate assets previously identified to the Arranger, on terms and conditions satisfactory to the Arranger (the “Asset Sale”), and (ii) a successor to Novamerican will enter into a sale leaseback transaction in respect of its headquarters and certain plant assets previously identified to the Arranger, on terms and conditions satisfactory to the Arranger, for aggregate cash consideration not less than US$11,000,000 (the “Sale Leaseback”). The aggregate cash available under clauses (i) and (ii) (the “Novamerican Cash Sources”) shall be not less than US$91,000,000 (less the Cash Deficit, if any) and shall be applied to pay a portion of the Acquisition Consideration.

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(h)           JPMCB will provide an intra-day overdraft facility (the “Overdraft Facility”) under which JPMCB shall advance to Symmetry an amount to be specified by Symmetry but that shall not exceed the portion of the Novamerican Cash Sources that shall have been deposited in an account with JPMCB (or with respect to which JPMCB shall otherwise be satisfied as to the availability of) for application to repay the Overdraft Facility immediately following the consummation of the Acquisition. The terms of such deposit and the arrangements for repayment of the Overdraft Facility shall be satisfactory to JPMCB in all respects.

The transactions described above are collectively referred to herein as the “Transactions”. The estimated sources and uses of funds necessary to consummate the Transactions are set forth in the chart at the end of this Exhibit A.

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Estimated Sources and Uses of Funds

(in millions of US dollars)

Sources of Funds		Uses of Funds
ABL Facility	US$ 71.2	Purchase Price	US$585.2
Senior Notes/Bridge Facility	325.0	Transaction Costs	15.0
Overdraft Facility	91.0
Equity Proceeds	15.0
Investable cash of Symmetry*	98.0

Total Sources	US$600.2	Total Uses	US$600.2

* To the extent that Investable Cash of Symmetry is greater than US$98,000,000, the excess (less the Cash Deficit, if any) shall be applied to reduce the amount of the Senior Notes or, if drawn, the Bridge Facility and the amount of the permitted drawing under the ABL Facility on a 5:4 proportional basis until the Senior Notes or the Bridge Facility, as applicable, shall have been reduced by US$25,000,000 and the permitted drawing under the ABL Facility shall have been reduced by US$20,000,000.

CONFIDENTIAL	EXHIBIT B
June 21, 2007

Project Lone Star

US$175,000,000 Senior Secured Credit Facility

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit B shall have the meanings assigned to such terms in Exhibit A to the Commitment Letter to which this Exhibit B is attached (together with such Exhibits and the Annexes thereto, the “Commitment Letter”).

Borrowers:

Lone Star Finco Inc., a Delaware corporation (“US Borrower”) and Novamerican Steel Inc., a Canadian corporation and the successor of Novamerican after giving effect to the Transactions (“Canadian Borrower” and collectively with US Borrower, the “Borrowers”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) will act as the sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for the Lenders (as defined below).

Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities Inc. (the “Arranger”).

Lenders:	A syndicate of financial institutions identified and arranged by the Arranger in consultation with the Borrowers (collectively, the “Lenders”).

Senior Secured Facility:

A senior secured asset based revolving credit facility in an aggregate principal amount of US$175,000,000 (the “ABL Facility” or the “Senior Secured Facility”). The entire amount of the ABL Facility will be available to US Borrower in US dollars and up to US$125,000,000 of the ABL Facility will be available to Canadian Borrower in US dollars and Canadian dollars. Lenders with commitments under the ABL Facility are referred to as the “ABL Lenders”.

Swingline Loans:

JPMCB (in such capacity, the “Swingline Lender”) will make available to the Borrowers a swingline facility under which the Borrowers may make short-term borrowings (in minimum amounts and integral multiples to be agreed upon) denominated in US dollars or Canadian dollars of up to an aggregate amount of US$15,000,000. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the ABL Facility on a dollar-for-dollar basis. Upon notice from the Swingline Lender, the ABL Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the ABL Facility.

Letters of Credit:

Letters of credit denominated in US dollars or Canadian dollars will be issued under the ABL Facility in an aggregate amount up to US$25,000,000. Letters of credit will be issued by JPMCB and other Lenders approved by the Administrative Agent and the Borrowers (in such capacity, the “Issuing Banks”). Each letter of credit will expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the ABL Facility; provided, however, that any letter of credit may provide for renewal thereof under customary “evergreen” provisions for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit under the ABL Facility shall be reimbursed by the Borrowers within one business day. The ABL Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the ABL Facility, and to fund such participations in the event the Borrowers do not reimburse an Issuing Bank for drawings within one business day. The issuance of letters of credit shall be subject to the customary procedures of the applicable Issuing Bank.

Purpose:	(A)

The proceeds of up to US$71,200,000 of borrowings under the ABL Facility, together with (a) the proceeds of the Senior Notes and/or the Initial Loans, (b) the proceeds of the Novamerican Cash Sources and (c) the Equity Contribution will be used to (i) pay the Acquisition Consideration and (ii) pay the Transaction Costs.

(B)

The letters of credit and the proceeds of loans under the ABL Facility borrowed after the Closing Date will be used for working capital and other general corporate purposes of the Borrowers and their subsidiaries, including making permitted acquisitions.

Availability:	(A)

Loans under the ABL Facility will be available in an amount not to exceed US$71,200,000 on the Closing Date. Such amount shall be subject to the Borrowing Base certificate delivered on the Closing Date and shall be reduced by the lesser of (i) US$20,000,000 and (ii) 4/9 of Excess Investable Cash.

(B)

Loans and letters of credit under the ABL Facility will be available in full after the Closing Date and at any time prior to the final maturity of the ABL Facility:

(i)      to Canadian Borrower in an aggregate amount not to exceed the sum of the US Borrowing Base and the Canadian Borrowing Base (each as defined below); and

(ii)    to US Borrower in an aggregate amount not to exceed the US Borrowing Base minus the amount, if any, by which usage of the ABL Facility by Canadian Borrower exceeds the Canadian Borrowing Base.

Amounts prepaid under the ABL Facility may be reborrowed.

Borrowing Base:

The borrowing base at any time will be equal to:

(a) the sum of (i) up to 90% of Eligible Accounts (to be defined in the Loan Documents) of the Borrowers, and (ii) the lesser of (A) up to 70% of the Eligible Inventory (to be defined in the Loan Documents) of the Borrowers and (B) up to 85% of the Net Orderly Liquidation Value (to be defined in the Loan Documents) of Inventory, in each case, subject to such eligibility reserves as the Administrative Agent, in its reasonable credit judgment and consistent with its other asset based lending transactions of this type, deems appropriate, minus

(b) the sum of (i) an availability block to be agreed and (ii) usual and customary reserves (including in respect of secured Hedging Arrangements and Cash Management Arrangements (each as defined below)).

Such advance rates and eligibility criteria are subject to satisfactory completion prior to the Closing Date of a field examination and appraisals of the ABL Collateral (as defined below) by the Arranger and the Arranger’s reasonable satisfaction with the results thereof.

The borrowing base will be determined separately for US Borrower and its US subsidiaries (such borrowing base, the “US Borrowing Base”) and Canadian Borrower and its Canadian subsidiaries (the “Canadian Borrowing Base” and collectively with the US Borrowing Base, the “Borrowing Base”).

Increase of ABL Facility:

The Credit Documentation (as defined below) will permit the Borrowers, subject to satisfaction of customary conditions, to obtain additional commitments under the ABL Facility in an aggregate principal amount of up to $50,000,000 from Lenders or other financial institutions reasonably acceptable to the Administrative Agent that are willing, in their sole discretion, to provide such additional commitments.

Interest Rates and Fees:	As set forth on Annex I hereto.

Final Maturity:	The ABL Facility will mature and be payable in full, and all commitments thereunder will terminate, on the date that is five years after the Closing Date.

Guarantees:

All obligations of the Borrowers under the Senior Secured Facility, any interest rate, currency, commodity or other hedging arrangements entered into with a Lender or any affiliate of any Lender (collectively, the “Hedging Arrangements”) and any cash management arrangements entered into with a Lender or any affiliate of a Lender (collectively, “Cash Management Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by Symmetry, Novamerican Parent and each existing and each subsequently acquired or organized subsidiary of Symmetry, except that subsidiaries that are controlled foreign corporations (“CFCs”) for US tax purposes will only guarantee the obligations of Canadian Borrower (collectively, the “Guarantors”). Each guarantee issued in respect of the Senior Notes or the Bridge Facility will be automatically released upon the release of the corresponding Guarantee.

Security:

The ABL Facility, the Guarantees thereof and the Hedging Arrangements and the Cash Management Arrangements will be secured by (a) perfected first priority security interests in substantially all the cash, deposit accounts, accounts receivable and inventory of Symmetry and each Guarantor and proceeds of the foregoing (the “ABL Collateral”), and (b) perfected second priority security interests in the Notes Collateral (as defined below).

The Bridge Facility and/or the Senior Notes and the Guarantees thereof will be secured by (a) perfected second priority security interests in the ABL Collateral provided by Guarantors of US Borrower’s obligations under the ABL Facility (the “US Guarantors”) and (b) (i) a perfected first priority pledge of the equity interests in, and indebtedness owed to US Borrower or any US Guarantor by, Novamerican Parent, US Borrower and each existing or subsequently acquired or organized subsidiary of Symmetry or any US Guarantor (which pledge, in the case of any first-tier CFC, shall to the extent securing obligations of US Borrower be limited to 66% of the equity interests in such CFC) and (ii) perfected first priority security interests in substantially all assets of Symmetry and each US Guarantor, other than the ABL Collateral, including, without limitation, accounts (other than accounts included in the ABL Collateral), equipment, real property, investment property, copyrights, trademarks, other intellectual property, contract rights, other general intangibles and proceeds of the foregoing (all the collateral described in clauses (i) and (ii), the “Notes Collateral” and the ABL Collateral and the Notes Collateral collectively, the “Collateral”). If a portion of the Senior Notes or the Bridge Facility is issued or borrowed by Canadian Borrower, the “Notes Collateral” will include such additional collateral as shall be provided to secure such obligations of Canadian Borrower.

If the Senior Notes or the Exchange Notes under the Bridge Facility are registered with the Securities and Exchange Commission, the pledges of equity interests included in the Notes Collateral will be limited to the extent necessary so that separate financial statements of the entities whose securities are pledged will not be required under Rule 3-16 of Regulation S-X.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Arranger, and, subject to limited exceptions, none of the Collateral shall be subject to any other pledges, security interests or mortgages. Except as otherwise specified herein, all documentation with respect to the Senior Secured Facility and the Collateral (the “Credit Documentation”) shall be in form customary for facilities of this type.

The documentation in respect of the ABL Collateral will provide for springing dominion at any time when Excess Availability under the ABL Facility is less than US$20,000,000 for 5 consecutive business days and the sweep of all proceeds in respect thereof to pay down loans under the ABL Facility. Such springing dominion and sweep would terminate after 30 consecutive days when Excess Availability is greater than US$20,000,000.

Notwithstanding the foregoing, assets may be excluded from the Collateral and subsidiaries may be excluded from guarantee requirements under the Credit Documentation in circumstances where the Borrowers and the Arranger mutually agree prior to the Closing Date that the cost of obtaining a security interest in or pledge of such assets or providing such a Guarantee are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

Mandatory Prepayments:

Loans under the ABL Facility shall be prepaid at any time when the aggregate amount of loans thereunder and the face amount of all Letters of Credit exceed the applicable Borrowing Base availability, in an amount equal to the amount of such excess.

Voluntary Prepayments/ Reductions in Commitments:

Voluntary prepayments of borrowings under the Senior Secured Facility and voluntary reductions of the unused commitments under the ABL Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs, if any, in the case of a prepayment of Adjusted LIBOR loans other than on the last day of the relevant interest period.

Representations and Warranties:

Usual for facilities and transactions of this type (to be applicable to Symmetry and its subsidiaries), subject to customary exceptions and reasonable qualifications to be agreed upon, including, without limitation: organization and powers; authorization and enforceability; approvals, consents and filings; absence of conflicts; accuracy of financial statements; absence of undisclosed liabilities; absence of material adverse change; title to properties; intellectual property rights; absence of pending or threatened litigation or investigations; regulatory and environmental matters; compliance with laws (including ERISA, Canadian pension matters, Federal Reserve regulations and environmental laws) and material agreements; absence of defaults; inapplicability of the Investment Company Act; payment of taxes; ERISA and employment benefit matters; accuracy of disclosure; corporate structure and subsidiaries; insurance; labor matters; solvency; and validity, perfection and priority of security interests in the Collateral.

Conditions Precedent to Initial Borrowing:	As set forth on Exhibit D to the Commitment Letter.

Conditions Precedent to Each Extension of Credit:

The making of each extension of credit under the Senior Secured Facility, including the initial borrowing thereunder, shall be conditioned upon delivery of notice, Borrowing Base compliance, accuracy of representations and warranties in all material respects and absence of defaults or events of default at the time of, and after giving effect to, such extension of credit.

Affirmative Covenants:

Usual for facilities and transactions of this type (to be applicable to Symmetry and its subsidiaries), including, without limitation: delivery of financial statements, certificates and other information (including monthly (and weekly at any time when Excess Availability under the ABL Facility is less than US$20,000,000 for 5 consecutive business days, with such weekly requirement terminating after 30 consecutive days when Excess Availability is greater than US$20,000,000) borrowing base certificates and supporting documentation); field exams and appraisals annually (or more frequently as reasonably requested); delivery of notices of default, material litigation, ERISA events and other material events; information regarding Collateral; maintenance of existence and rights and licenses; conduct of business; payment and performance of obligations; maintenance of properties; maintenance of insurance; casualty and condemnation; maintenance of books and records; inspection and audit rights; compliance with laws and with contractual obligations; use of proceeds; and further assurances with respect to Collateral, Guarantees and new subsidiaries.

Negative Covenants:

Usual for facilities and transactions of this type (to be applicable to Symmetry and its subsidiaries), including, without limitation: limitations on indebtedness, guarantee obligations and preferred equity interests; limitations on liens; limitations on fundamental changes; limitations on investments, loans, advances, guarantees and acquisitions; limitations on asset dispositions; limitations on sale-leaseback transactions; limitations on hedging agreements; limitations on dividends and distributions on, and redemptions and repurchases of, equity interests and other similar payments; limitation on prepayments, redemptions and repurchases of other debt; limitations on transactions with affiliates; limitations on restrictive agreements affecting subsidiaries; limitations on amendments to, and waivers of rights under, certain material agreements; prohibition of changes in fiscal year other than to conform Symmetry and Novamerican’s fiscal years; limitations on lines of business; and prohibition on change in status following the Closing Date (i) of Symmetry as a passive holding company that has no direct subsidiary other than Novamerican Parent and conducts no business other than that of a public holding company, and (ii) of Novamerican Parent as a passive holding company that conducts no business other than the ownership of the capital stock of US Borrower.

Financial Covenant:

The Credit Documentation will contain a 1.0 to 1.0 fixed charge coverage ratio financial covenant (with definitions to be agreed upon) that will be effective at any time when Excess Availability under the ABL Facility is less than US$20,000,000.

Events of Default:

Usual for facilities and transactions of this type (to be applicable to Symmetry and its subsidiaries), subject, where appropriate, to thresholds and grace periods to be agreed upon, including, without limitation: nonpayment of principal, interest or other amounts; inaccuracy of representations and warranties; breach of covenants; cross default and cross acceleration to material debt obligations; certain bankruptcy and insolvency events; material judgments; material ERISA events; actual or asserted invalidity of security documents or Guarantees; failure of Lenders’ liens to be perfected on Collateral; failure of Credit Documentation to be in full force and effect; and Change in Control (to be defined).

Voting:

Amendments and waivers of the Credit Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of loans and commitments under the Senior Secured Facility, except that (a) the consent of each Lender adversely affected thereby shall be required with respect to, (i) increases in commitments, (ii) reductions of principal, interest or fees and (iii) extensions of scheduled amortization or final maturity, (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to any of the voting percentages, (ii) modifications of the pro rata provisions, and (iii) releases of liens on all or substantially all of the Collateral or all or substantially all of the Guarantees (other than in connection with the sale of Collateral or of the equity interests in Guarantors to the extent permitted by the Credit Documentation), (c) the consent of Lenders holding more than 75% of the aggregate amount of loans and commitments will be required with respect to increases in advance rates or Borrowing Base sublimits or additions of asset classes under the Borrowing Base and (d) the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender, as applicable, will be required to amend, modify or otherwise affect the rights and duties of the Administrative Agent, the Issuing Banks and the Swingline Lender.

Cost and Yield Protection:	Usual for facilities and transactions of this type.

Assignments and Participations:

The Lenders will be permitted to assign loans and commitments with the prior written consent of the Administrative Agent and Symmetry (unless a payment or bankruptcy event of default has occurred and is continuing or such assignment is to a Lender), the Swingline Lender and each principal Issuing Bank, in each case not to be unreasonably withheld. Each assignment (except to other Lenders or their affiliates) will be in a minimum amount of US$5,000,000. The Administrative Agent will receive a processing and recordation fee of US$3,500, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to participate loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of scheduled amortization or final maturity and (d) releases of all or substantially all the Collateral or all or substantially all the Guarantees.

Expenses and Indemnification:

The Borrowers shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Commitment Parties associated with the syndication of the Senior Secured Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable fees, disbursements and other charges of counsel and fees and expenses related to collateral field examinations and inventory appraisals) and (b) all out-of-pocket expenses of the Administrative Agent, the Arranger and the Lenders (including, without limitation, the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Borrowers will indemnify the Administrative Agent, the Arranger, the Issuing Banks, the Swingline Lender and the Lenders and their affiliates, and the officers, directors, employees, affiliates, agents and controlling persons of the foregoing, and hold them harmless from and against all costs, expenses and liabilities, including those resulting from any litigation or other proceedings (regardless of whether any agent, any Lender, the Issuing Bank, the Swingline Lender or any of their affiliates is a party thereto), related to or arising out of the transactions contemplated hereby, except to the extent such costs, expenses and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the wilful misconduct or gross negligence of the party seeking indemnification or its affiliates.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Arranger:	Cravath, Swaine & Moore LLP.

ANNEX I to

EXHIBIT B

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Interest Rates:

The interest rates under the Senior Secured Facility will be as follows:

At the option of the Borrowers, in the case of US dollar-denominated loans, Adjusted LIBOR or, in the case of loans to US Borrower, ABR or, in the case of loans to Canadian Borrower, US Base Rate, plus in each case spreads (the “Applicable ABL Margins”) to be determined by reference to a grid to be agreed based on Excess Availability. Initially, prior to the delivery of financial statements to be agreed upon, the Applicable ABL Margins will be Adjusted LIBOR plus 1.50% or ABR plus 0.50%.

In the case of Canadian dollar-denominated loans, the Canadian Prime Rate plus the Applicable ABL Margin for ABR loans.

In the case of Canadian dollar-denominated BAs (or BA equivalent loans), the Discount Rate for periods of 30, 60, 90 or 180 days, as selected by Canadian Borrower, plus stamping fees equal to the Applicable ABL Margin for Adjusted LIBOR loans.

All swingline loans will be ABR loans or Canadian Prime Rate loans, as applicable.

The Borrowers may elect interest periods of 1, 2, 3 or 6 months, as the case may be, for Adjusted LIBOR borrowings.

“ABR” means a rate per annum equal to the higher of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City and (ii) the federal funds effective rate from time to time plus 0.5%.

“Adjusted LIBOR” means a rate per annum equal to the London interbank offered rate, as reflected on the applicable Telerate screen (adjusted for statutory reserve requirements for eurocurrency liabilities), at which eurodollar deposits for one, two, three or six months are offered in the interbank eurodollar market, rounded upward, if necessary, to the next 1/100 of 1%.

“US Base Rate” means a rate per annum equal to the higher of (i) the rate of interest publicly announced by the Administrative Agent as its reference rate in effect at its principal office in Toronto for US dollar commercial loans made in Canada and (ii) the federal funds effective rate from time to time plus 0.5%.

“BA Discount Rate” means, in respect of a BA for a specific term being accepted by a Lender on any date:

(i)     for a Lender that is listed on Schedule I to the Bank Act (Canada), the average Bankers’ Acceptance rate as quoted on Reuters CDOR page (the “CDOR Rate”); and

(ii)   for a Lender that is not listed on Schedule I to the Bank Act (Canada), the rate established by the Administrative Agent to be the lesser of (x) the CDOR Rate plus 10 basis points and (y) the average of the BA rates as quoted to the Administrative Agent by the Schedule II BA Reference Banks (one of which will be JPMorgan Chase Bank, N.A., Toronto Branch).

“Canadian Prime Rate” means the higher of (x) the reference rate of the Administrative Agent for Canadian dollar commercial loans made in Canada and (y) the CDOR Rate for BAs having a maturity of thirty days plus 0.50%

Calculation of interest and fees will be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate and in the case of Canadian Prime Rate loans and BAs) and interest shall be payable (i) for ABR loans and Canadian Prime Rate loans, quarterly in arrears, and (ii) for Adjusted LIBOR loans, at the end of each interest period and, in any event, at least every 3 months. The BA Discount will be paid on the date of acceptance of any BA, together with the applicable stamping fee.

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Default Rate:

Overdue principal, interest and other amounts will bear interest, in the case of principal, at the otherwise applicable interest rate plus 2% per annum, and in the case of any other amount, at the interest rate applicable to ABR loans (or Canadian Prime Rate loans, if denominated in Canadian dollars) plus 2% per annum.

Letter of Credit Fees:

A per annum fee equal to the applicable spread over Adjusted LIBOR under the ABL Facility in effect from time to time will accrue on the aggregate face amount of outstanding letters of credit under the ABL Facility, payable in arrears at the end of each quarter and upon termination of the ABL Facility. Such fees shall be distributed to ABL Lenders pro rata in accordance with their commitments under the ABL Facility.

In addition, the Borrowers shall pay to each Issuing Bank, for its own account, (a) a fronting fee to be agreed upon on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon termination of the ABL Facility and (b) the Issuing Bank’s customary issuance and administration fees.

Commitment Fees:

The Borrowers shall pay a commitment fee of 0.30% per annum on the daily unused portion of the ABL Facility, payable quarterly in arrears. For purposes of the foregoing, swingline loans will not be deemed to be usage of the ABL Facility.

Following the delivery of financial statements to be agreed upon, the commitment fee will be determined by reference to a grid to be agreed based on Excess Availability.

CONFIDENTIAL	EXHIBIT C
June 21, 2007

Project Lone Star

US$325,000,000 Senior Bridge Facility

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit C have the meanings assigned to such terms in Exhibit A to the Commitment Letter to which this Exhibit C is attached (together with such Exhibits and the Annexes thereto, the “Commitment Letter”).

Borrower:	Lone Star Finco Inc., a Delaware corporation (“US Borrower” or the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined below).

Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities Inc. (the “Arranger”).

Lenders:	A syndicate of financial institutions identified and arranged by the Arranger in consultation with the Borrowers (collectively, the “Lenders”).

Initial Loans:

The Lenders will make senior secured loans (the “Initial Loans”) to the Borrower on the Closing Date in an aggregate principal amount of US$325,000,000 minus the aggregate principal amount of the Senior Notes issued on or prior to the Closing Date. The aggregate principal amount of the Initial Loans shall in addition be reduced by the lesser of (i) US$25,000,000 and (ii) 5/9 of Excess Investable Cash.

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Availability:	The Lenders will make the Initial Loans on the Closing Date simultaneously with (a) the consummation of the Transactions and (b) the initial funding under the Senior Secured Facility.

Purpose:

The proceeds of the Initial Loans, together with (a) the proceeds of up to US$71,200,000 of borrowings under the ABL Facility, (b) the proceeds of the Novamerican Cash Sources and (c) the Equity Contribution will be used to (i) pay the Acquisition Consideration and (ii) pay the Transaction Costs.

Maturity/Exchange:

All of the Initial Loans will mature on the date that is the one year anniversary of the Closing Date (the “Initial Loan Maturity Date”). Each Lender in respect of any Initial Loan outstanding on or after the Initial Maturity Date will have the option at any time or from time to time to exchange such Initial Loan for senior notes having the terms set forth in Annex I hereto (the “Exchange Notes”); provided, however, that a Lender may not elect to exchange outstanding Initial Loans in an aggregate principal amount less than US$5,000,000 for Exchange Notes unless (i) such Lender intends at the time of such partial exchange to sell promptly the Exchange Notes received therefor or (ii) following such exchange such Lender will not hold any Initial Loans. The maturity of any Initial Loans that are not exchanged for Exchange Notes on the Initial Loan Maturity Date shall automatically be extended to the eighth anniversary of the Closing Date (the “Final Maturity Date”).

The Initial Loans and the Exchange Notes shall be pari passu for all purposes.

Interest:

Prior to the Initial Loan Maturity Date, the Initial Loans will accrue interest at a rate per annum equal to three-month LIBOR (as defined below) plus 4.50%, plus the spread referred to below (the “Spread”).

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The Spread initially will be 0 basis points. The Spread will increase by (i) 50 basis points at the end of the first three-month period after the Closing Date and (ii) 50 basis points at the end of each three-month period thereafter.

Notwithstanding the foregoing (but subject to the next following sentence), the interest rate in effect at any time shall not exceed 11.50% per annum (the “Cap”). During the period in which an event of default occurs and is continuing, the Spread and the Cap will increase by 200 basis points. In no event shall the interest rate in effect at any time exceed the highest lawful rate permitted under applicable law.

Following the Initial Loan Maturity Date, all outstanding Initial Loans will accrue interest at the rate provided for the Exchange Notes in Annex I hereto, subject to the caps applicable to the Exchange Notes.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Initial Loans based on the Administrative Agent’s Prime Rate).

In the event that LIBOR cannot be determined, or any Lender is unable to maintain a loan accruing interest at LIBOR, the affected Initial Loans will accrue interest until the Maturity Date at the “Alternate Base Rate”, which will be the higher of (a) the Administrative Agent’s Prime Rate and (b) the Federal Funds Effective Rate plus 1/2 of 1%, in each case plus the Spread less 100 basis points.

As used herein, “LIBOR” means the rate (adjusted for statutory reserve requirements for eurodollar liabilities) for eurodollar deposits for a three-month period, appearing on Page 3750 of the Dow Jones Markets screen.

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Interest will be payable in arrears (a) for Initial Loans accruing interest at a rate based on LIBOR, at the end of each interest period and on the Initial Loan Maturity Date, (b) for Initial Loans not accruing interest at a rate based on LIBOR, at the end of each quarter following the Closing Date and on the Initial Loan Maturity Date and (c) for Initial Loans outstanding after the Initial Loan Maturity Date, at the end of each quarter following the Initial Loan Maturity Date and on the Final Maturity Date.

Ranking:	The Initial Loans will be secured senior indebtedness of the Borrower.

Guarantees:

The Initial Loans will be jointly and severally guaranteed on a senior secured basis by Symmetry and by each subsidiary of Symmetry that guarantees the obligations of the Borrower under the Senior Secured Facility (such guarantees, the “Senior Note Guarantees” and such guarantors, the “US Guarantors”). The Senior Note Guarantees will automatically be released upon the release of the corresponding guarantees under the Senior Secured Facility.

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Security:

The ABL Facility, the Guarantees thereof and hedging and cash management arrangements provided by lenders under the ABL Facility will be secured by (a) perfected first priority security interests in substantially all the cash, deposit accounts, accounts receivable and inventory of Symmetry and each guarantor of the ABL Facility and proceeds of the foregoing (the “ABL Collateral”), and (b) perfected second priority security interests in the Notes Collateral (as defined below).

The Initial Loans, the Exchange Notes and the Guarantees thereof will be secured by (a) perfected second priority security interests in the ABL Collateral provided by US Guarantors and (b) (i) a perfected first priority pledge of the equity interests in, and indebtedness owed to the Borrower or any US Guarantor by, Novamerican Parent, the Borrower and each existing or subsequently acquired or organized subsidiary of Symmetry or any US Guarantor (which pledge, in the case of any first-tier subsidiaries that is a controlled foreign corporation (“CFC”) for US tax purposes, shall be limited to 66% of the equity interests in such CFC) and (ii) perfected first priority security interests in substantially all assets of Symmetry and each US Guarantor, other than the ABL Collateral, including, without limitation, accounts (other than accounts included in the ABL Collateral), equipment, real property, investment property, copyrights, trademarks, other intellectual property, contract rights, other general intangibles and proceeds of the foregoing (all the collateral described in clauses (i) and (ii), the “Notes Collateral” and the ABL Collateral provided by the Borrower and the US Guarantors and the Notes Collateral collectively, the “Collateral”).

If the Initial Lender so requests, a portion of the Initial Loans to be specified by the Initial Lender will be borrowed in US dollars by Canadian Borrower on substantially the same terms as the Initial Loans of US Borrower (the “Canadian Initial Loans”). Each reference to “Borrower” in respect of Initial Loans or to “Issuer” in respect of Exchange Notes shall include Canadian Borrower if Canadian Initial Loans are borrowed. The Canadian Initial Loans will be guaranteed by the US Guarantors and will be secured by all the Notes Collateral described above, in each case ratably with the Initial Loans. In addition, the Canadian Initial Loans will be guaranteed by each other guarantor (the “Canadian Guarantors”) of the borrowings of Canadian Borrower under the ABL Facility and will be secured by first priority security interests in all assets of Canadian Borrower and the Canadian Guarantors of the types specified in clauses (i) and (ii) of the immediately preceding paragraph and all such collateral shall be included in the “Notes Collateral”.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Arranger, and, subject to permitted liens to be agreed upon and other customary and limited exceptions to be agreed upon, none of the Collateral shall be subject to any other pledges, security interests or mortgages.

Notwithstanding the foregoing, assets may be excluded from the Collateral and subsidiaries may be excluded from guarantee requirements in circumstances where the Borrower and the Arranger mutually agree that the cost of obtaining a security interest or pledge in such assets or providing such a Guarantee are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

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Mandatory Prepayment:

The Borrower will be required to prepay Initial Loans (and, if issued, to redeem Exchange Notes or offer to purchase Fixed Rate Exchange Notes (as defined), to the extent required by the terms of such Exchange Notes or Fixed Rate Exchange Notes) on a pro rata basis, at par plus accrued and unpaid interest (or, in the case of Fixed Rate Exchange Notes, at par plus accrued and unpaid interest plus the then applicable optional redemption premium or, in the case of any Fixed Rate Exchange Note that is then noncallable, at the optional redemption premium applicable on the first date such Fixed Rate Exchange Note becomes callable), from the net proceeds of (a) the sale of any assets outside the ordinary course of business, subject to reinvestment rights and other thresholds and exceptions to be agreed upon, (b) the issuance of any debt obligations and (c) the issuance of any equity, in each case subject to exceptions and baskets to be agreed upon. In addition, the Borrower will be required to offer to prepay the Initial Loans and, if issued, repurchase the Exchange Notes upon the occurrence of a change of control (to be defined), which offer shall be at 100% of the principal amount thereof (101% of the principal amount thereof, in the case of Fixed Rate Exchange Notes), plus accrued and unpaid interest.

Optional Prepayment:

The Initial Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time upon three days’ prior notice, at par plus accrued and unpaid interest and subject to, in the case of Initial Loans based on LIBOR, reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings prior to the last day of the relevant interest period. If the Borrower elects to optionally prepay all or any portion of the Initial Loans, then the Borrower shall be required to optionally redeem on a pro rata basis outstanding Exchange Notes, if any, subject, in certain circumstances, to the non-call provisions of any Fixed Rate Exchange Notes, at par plus accrued and unpaid interest.

7

Documentation:	Usual for facilities and transactions of this type and reasonably acceptable to the Arranger and the Borrower (such documentation, the “Bridge Credit Documentation”).

Conditions Precedent:	Under the Bridge Credit Documentation, the availability of the Initial Loans shall be conditioned upon satisfaction of the conditions precedent set forth in Exhibit D to the Commitment Letter.

Representations and Warranties:	Usual for facilities and transactions of this type (and consistent, to the extent applicable, with those in the Senior Secured Facility).

Covenants:	Usual for facilities and transactions of this type and reasonably satisfactory to the Arranger, including customary high yield covenants to be mutually agreed upon by the Borrower and the Lenders.

Following the Initial Loan Maturity Date, the covenants of the Initial Loans will automatically be modified so as to be consistent with the covenants of the Exchange Notes.

Events of Default:

Usual for facilities and transactions of this type and reasonably satisfactory to the Arranger, subject, where appropriate, to thresholds and grace periods to be agreed upon. Following the Initial Loan Maturity Date, the events of default relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.

Cost and Yield Protection:	Usual for facilities and transactions of this type.

8

Assignment and Participation:

Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), the Lenders will have the right to assign Initial Loans and commitments without the consent of the Borrower. The Administrative Agent will receive a processing and recordation fee of US$3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation that will release the obligation of the assigning Lender.

Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), the Lenders will have the right to participate their Initial Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Voting:

Amendments and waivers of the Bridge Credit Documentation will require the approval of Lenders holding more than 50% of the outstanding Initial Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rates or Spread, (ii) extensions of the Initial Loan Maturity Date (except as provided under “Maturity/Exchange” above) or the Final Maturity Date, (iii) additional restrictions on the right to exchange Initial Loans for Exchange Notes or any amendment of the rate of such exchange and (iv) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to any of the voting percentages, (ii) modifications to the redemption provisions and (iii) subject to certain exceptions, releases of liens on all or substantially all of the Collateral or all or substantially all of the Guarantees (other than in connection with the sale of Collateral or of the equity interests in Guarantors to the extent permitted by the Bridge Documentation).

9

Expenses and Indemnification:

The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Commitment Parties associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Credit Documentation and any amendment, waiver or modification with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent, the Arranger and the Lenders (including the reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Bridge Credit Documentation.

The Borrower will indemnify the Administrative Agent, the Arranger, the Issuing Banks, the Swingline Lender and the Lenders and their affiliates, and the officers, directors, employees, affiliates, agents and controlling persons of the foregoing, and hold them harmless from and against all costs, expenses and liabilities, including those resulting from any litigation or other proceedings (regardless of whether any agent, any Lender or any of their affiliates is a party thereto), related to or arising out of the transactions contemplated hereby, except to the extent such costs, expenses and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the wilful misconduct or gross negligence of the party seeking indemnification.

Governing Law and Forum:	New York.

Counsel for the Administrative Agent and the Arranger:	Cravath, Swaine & Moore LLP.

ANNEX I to

EXHIBIT C

Project Lone Star

Senior Exchange Notes

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Annex I have the meanings assigned to such terms in the Summary of Principal Terms and Conditions of the US$325,000,000 Senior Bridge Facility to which this Annex I is attached.

Issuer:

US Borrower will issue Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended. US Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer”.

Principal Amount:

The Exchange Notes will be available only in exchange for the Initial Loans on or after the Initial Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Initial Loan (or portion of an Initial Loan) for which it is exchanged. In the case of a partial exchange, the minimum amount of Initial Loans to be exchanged for Exchange Notes will be US$5,000,000.

Maturity:	The Exchange Notes will mature on the Final Maturity Date.

Interest Rate:

The Exchange Notes will bear interest at a rate equal to the Initial Rate (as defined below) plus the Exchange Spread (as defined below). Notwithstanding the foregoing (but subject to the following sentence), the interest rate in effect at any time shall not exceed 11.50% per annum (the “Cap”). During the period in which an event of default occurs and is continuing, the Exchange Spread and the Cap will increase by 200 basis points. In no event shall the interest rate at any time exceed the highest lawful rate permitted under applicable laws.

“Exchange Spread” shall equal 0 basis points during the three-month period commencing on the Initial Loan Maturity Date and shall increase by 50 basis points at the beginning of each subsequent three-month period.

2

“Initial Rate” shall be equal to the interest rate borne by the Initial Loans on the day immediately preceding the Initial Loan Maturity Date plus 50 basis points.

Interest will be payable in arrears at the end of each fiscal quarter of the Issuer.

Ranking:	The Exchange Notes will be secured senior indebtedness of the Issuer.

Guarantees:	Same as the Initial Loans.

Security:

Same as the Initial Loans; provided that, after the Exchange Notes are registered with the Securities and Exchange Commission, such security will be limited to the extent necessary so that separate financial statements of the entities whose securities are pledged will not be required under Rule 3-16 of Regulation S-X.

Mandatory Redemption:

The Issuer will be required to redeem the Exchange Notes or, in the case of Fixed Rate Exchange Notes, to offer to purchase such notes (and, if outstanding, prepay the Initial Loans on a pro rata basis) at par plus accrued and unpaid interest (or, in the case of Fixed Rate Exchange Notes, at par plus accrued and unpaid interest plus the then applicable optional redemption premium or, in the case of any Fixed Rate Exchange Note that is then noncallable, at the optional redemption premium applicable on the first date such Fixed Rate Exchange Note becomes callable) from the net proceeds of (a) the sale of any assets outside the ordinary course of business, subject to reinvestment rights and other thresholds and exceptions to be agreed upon, (b) the issuance of any debt obligations and (c) the issuance of any equity, in each case subject to exceptions and baskets to be agreed upon. In addition, the Issuer will be required to offer to repurchase the Exchange Notes upon the occurrence of a change of control (to be defined), which offer shall be at 100% of the principal amount thereof (101% of the principal amount thereof in the case of Fixed Rate Exchange Notes), plus accrued and unpaid interest.

3

Optional Redemption:

Subject to the remainder of this paragraph, the Exchange Notes will be redeemable at the option of the Issuer, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date. If any Exchange Note is sold by a Lender to a third party purchaser, such Lender shall have the right to fix the interest rate on such Exchange Note (each such note, a “Fixed Rate Exchange Note”) at (a) a rate not higher than the then applicable rate of interest on such Exchange Note, or (b) upon the representation (with reasonable supporting documentation) of such transferring Lender that a higher rate (such higher rate, the “Transfer Rate”) is necessary in order to permit such Lender to transfer such Exchange Note to a third party at par plus all accrued and unpaid interest to the date of such transfer, the Transfer Rate; provided, however, that such Transfer Rate shall not exceed 11.50%. If such Lender exercises such right, such Exchange Note will be non-callable for the first four years from the Closing Date (subject to customary equity clawback provisions) and will be callable thereafter at par plus accrued interest plus a premium equal to 50% of (i) the coupon in effect on the date of sale of the Exchange Notes or (ii) if the Transfer Rate was used, the Transfer Rate, which premium shall decline ratably on each yearly anniversary of the date of such sale to zero one year prior to the Final Maturity Date, provided that such call protection shall not apply to any call for redemption issued prior to the sale to such third party purchaser.

If the Issuer elects to optionally redeem all or any portion of the Exchange Notes, then the Issuer shall be required to optionally prepay on a pro rata basis outstanding Initial Loans, if any, at par plus accrued and unpaid interest.

4

Registration Rights:

The Issuer will file within 60 days after the Initial Loan Maturity Date, and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as defined below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer than two years from the Initial Loan Maturity Date. If within 180 days from the Initial Loan Maturity Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes and Initial Loans (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (the “Securities Act”) (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay liquidated damages of US$0.192 per week per US$1,000 principal amount of Exchange Notes and Initial Loans outstanding to holders of such Exchange Notes and Initial Loans who are unable freely to transfer Exchange Notes from and including the 181st day after the date of the first issuance of Exchange Notes to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer. The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder. In addition, unless and until the Issuer has consummated the Registered Exchange Offer and, if required, caused the Shelf Registration Statement to become effective, the holders of the Exchange Notes will have the right to “piggy-back” the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Initial Loans will be redeemed or repaid from the proceeds of such securities.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Exchange Notes Escrowed:	The Exchange Notes will be delivered on the Closing Date and held, undated, in escrow by a mutually agreeable escrow agent.

Covenants:	Usual for an interim financing of this nature and satisfactory to the Arranger.

5

Events of Default:	Usual for an interim financing of this nature and satisfactory to the Arranger.

Governing Law and Forum:	New York.

EXHIBIT D

Project Lone Star

US$175,000,000 Senior Secured Credit Facility

US$325,000,000 Senior Bridge Facility

Summary of Additional Conditions Precedent

Capitalized terms used in this Exhibit D shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit D is attached (together with such Exhibits and the Annexes thereto, the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

Under the Facilities Documentation and the Bridge Documentation, the initial borrowings under the Facilities shall be subject to conditions precedent that are usual for facilities and transactions of this type (to be applicable to Symmetry and its subsidiaries), to include (subject to the other provisions of this Exhibit D) solely: delivery of customary legal opinions, evidence of authority and officer’s certificates; payment of required fees and expenses; creation and perfection of security interests in the Collateral and delivery of a completed perfection certificate; delivery of a Borrowing Base certificate and supporting documentation (as of a date no earlier than 30 days prior to the Closing Date and in form and substance reasonably satisfactory to the Arranger); receipt by the Arranger of the results of field examinations and inventory appraisals (prepared by a third party appraisal firm selected by the Arranger) with respect to the Borrowing Base collateral, which in each case shall be reasonably satisfactory to the Arranger; the Arranger’s satisfaction with cash management arrangements and control agreements in respect of blocked accounts, all of which shall be effective; validity of Guarantees; solvency opinion (after giving effect to the transactions contemplated hereby); delivery of evidence of insurance; and obtaining of all governmental and third party approvals.

The initial borrowings under the Facilities shall also, in the same way as each other borrowing under the Senior Secured Facility, be conditioned upon delivery of notice, Borrowing Base compliance, accuracy of representations and warranties in all material respects and absence of defaults or events of default at the time of, and after giving effect to, such extension of credit.

The initial borrowings under the Facilities shall also be subject to the terms of the Commitment Letter and to the following conditions precedent:

(a)          (i) With respect to the Senior Secured Facility, Facilities Documentation relating to the Senior Secured Facility and consistent with the Term Sheets relating to the Senior Secured Facility and the Commitment Letter (including, without limitation, the Guarantees and collateral documents) shall have been executed and delivered to the Administrative Agent, and (ii) with respect to the Bridge Facility, Facilities Documentation relating to the Bridge Facility and consistent with the Term Sheets relating to the Bridge Facility and the Commitment Letter (including, without limitation, the Guarantees and collateral documents) shall have been executed and delivered to the Administrative Agent.

(b)          The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities shall be consummated, in accordance with applicable law and the Arrangement Agreement (and no provision of the Arrangement Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders (as reasonably determined by the Arranger) from the forms in effect on the date of the Commitment Letter without the prior consent of the Arranger). The Arranger shall have received copies of the Arrangement Agreement and all certificates and other documents delivered thereunder and all other agreements entered into in connection therewith. With respect to other agreements entered in connection with the Arrangement Agreement not provided to the Initial Lender prior to the date hereof, the terms of any such other agreements that are material to the interests of the Initial Lender shall not be inconsistent in any material respect with the terms of the Commitment Letter, the exhibits thereto and the Arrangement Agreement (as reasonably determined by the Arranger).

(c)          The Equity Contribution shall have been made in an amount not less than that specified in Exhibit A to the Commitment Letter, and, after giving effect to the Transactions, Symmetry and its subsidiaries shall have outstanding no indebtedness or preferred equity interests other than (A) the loans and other extensions of credit under the Senior Secured Facility, (B) the Senior Notes and/or the Initial Loans, as the case may be, (C) the Sale Leaseback and (D) existing indebtedness in an aggregate amount not to exceed US$5,000,000, provided that, to the extent that Symmetry has the right to consent to the incurrence of such indebtedness, the Arranger shall also have consented to the incurrence of any such indebtedness under this clause (D) incurred after the date of the Commitment Letter.

(d)          Each of the Asset Sale and the Sale Leaseback shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities shall be consummated, in accordance with applicable law and on terms and conditions and pursuant to definitive documentation reasonably satisfactory to the Arranger. A financial officer of Symmetry shall have certified that the net aggregate annual cost of the Sale Leaseback during each 12-month period during the first three years of its term will be no greater than US$750,000 in excess of the net annual cost of ownership of the property subject to the Sale Leaseback during the 12-month period ended most recently prior to the Closing Date. The aggregate cash available from the Novamerican Cash Sources shall be not less than US$91,000,000 (less the Cash Deficit, if any). JPMCB shall be reasonably satisfied that the portion of the Novamerican Cash Sources that shall have been deposited in an account with JPMCB (together with such other amounts as JPMCB shall otherwise be satisfied as to the availability of) for application to repay the Overdraft Facility immediately following the consummation of the Acquisition shall be equal to or in excess of the amount of the Overdraft Facility and the terms of such deposit and the arrangements for repayment of the Overdraft Facility shall be satisfactory to JPMCB in all respects.

(e)          The Arranger shall have received unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Symmetry and Novamerican for (A) each fiscal quarter ended after December 31, 2006 and at least 45 days before the Closing Date and (B) to the extent reasonably available and, in any event each fiscal month after the most recent fiscal period for which financial statements were received by the Lenders as described above and ended at least 30 days before the Closing Date, which financial statements shall be prepared in accordance with, or reconciled to, generally accepted accounting principles and practices in the United States consistently applied (“U.S. GAAP”) (subject to normal year-end adjustments and, in the case of clause (B), to lack of footnotes).

(f)           The Arranger shall have received a pro forma consolidated balance sheet of Symmetry as of the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of operations for the most recent fiscal year, interim period (if available) and 12-month period ending on the last day of such interim period, in each case adjusted to give effect to the Transactions and any other transactions that would be required to be given pro forma effect by Regulation S-X promulgated under the Securities Act and such other adjustments as are agreed between Symmetry and the Arranger.

(g)          The Arranger and the Lenders shall have received projections (broken down by quarter for the first two years and by year thereafter and including projections with respect to the US Borrowing Base and the Canadian Borrowing Base) for Symmetry and its subsidiaries after giving effect to the Transactions through the seventh anniversary of the Closing Date.

(h)          With respect to the Bridge Facility, (i) the Investment Banks (as defined in the Arranger Fee Letter referred to in the Commitment Letter) shall have received not later than 30 calendar days prior to the Closing Date a complete preliminary prospectus or preliminary 144A offering memorandum or preliminary private placement memorandum that is suitable for use in a customary high-yield road show relating to the Senior Notes that contains all financial statements (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants of Symmetry or Novamerican, as applicable, as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, U.S. GAAP and prepared in accordance with Regulation S-X under the Securities Act and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Senior Notes or that would be necessary for the Investment Bank to receive customary “comfort” (including, without limitation, “negative assurance” comfort) from independent accountants in connection with a registered offering of the Senior Notes), (ii) upon delivery of the material described in clause (i), Symmetry shall have, and Novamerican shall have used commercially reasonable efforts to have, made senior management personnel reasonably satisfactory to the Investment Bank available to participate in a customary marketing process for the Senior Notes and (iii) the Investment Bank shall have been afforded a period of at least 30 calendar days following receipt of the material described in clause (i) to seek to offer and sell or privately place the Senior Notes with qualified purchasers thereof. Each 30 day period referred to above must consist of 30 consecutive calendar days and must either end prior to August 20, 2007, or begin after September 3, 2007.